Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Consolidated Edison Company of New York, Inc. of our report dated February 18, 2021 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Consolidated Edison Company of New York, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 5, 2021